Exhibit 10.40

NON-SOLICITATION AND NON-DISCLOSURE AGREEMENT

As an employee of First Wind Energy, LLC, or one of its subsidiaries or affiliates (hereinafter, “First Wind”), I,                        [employee name], hereby covenant and agree to observe all the provisions of this Agreement, as well as all other rules and policies currently in effect and which First Wind may announce from time to time in accordance with applicable law.

WHEREAS, First Wind and I wish to set forth certain agreements and understandings regarding my employment with First Wind;

NOW THEREFORE, in consideration of (i) my initial and continued employment with First Wind beyond the effective date of this Agreement; (ii) access to trade secrets and confidential information; (iii) the mutual covenants and agreements contained in this Agreement, and (iv) other good and valuable consideration, the receipt and sufficiency of which I hereby acknowledge, First Wind and I agree as follows:

SECTION 1.         AT-WILL EMPLOYMENT

I acknowledge and agree that (i) my employment with First Wind is at will, which means that either First Wind or I may terminate the employment relationship at any time with or without cause, and with or without notice; (ii) my continued employment with First Wind is contingent upon the acceptance and observance of this Agreement; (iii) my continued employment with First Wind constitutes good, valuable and sufficient consideration for my agreements contained herein; and (iv) nothing in this Agreement shall be construed to alter my status as an at-will employee of First Wind or create any implied contract of employment.

SECTION 2.         LOYALTY

While employed by First Wind, I agree to (i) perform my duties and discharge my responsibilities in a faithful manner and to the best of my ability, (ii) use my best efforts to promote the interests of First Wind, and (iii) refrain from acts or omissions detrimental to First Wind or harmful to its interests.

SECTION 3.         CONFIDENTIAL INFORMATION

3.1          Position of Trust.  I recognize that my position with First Wind requires considerable responsibility and trust, and, in reliance on my loyalty, First Wind has entrusted me with highly sensitive, confidential, restricted and proprietary information.  I acknowledge and agree that I will derive significant value from such information, which will enable me to optimize the performance of my duties for First Wind.

3.2          Information Defined.  For purposes of this Agreement, “information” means materials, data, or information in any form, whether written, oral, digital, or otherwise, provided by or obtained from First Wind, its agents or its contractors in connection with First Wind’s business or anticipated business.  Technical or business information of a third person furnished or disclosed to me under this Agreement shall constitute information of First Wind unless otherwise specifically indicated in writing.

3.3          Confidentiality.  As used in this Agreement, “Confidential Information” means all confidential or proprietary information (whether oral, written, electronic or otherwise) relating to Employer or its representatives, and their respective businesses or operations which is of value to Employer.  Confidential Information includes, without limitation, financial information, reports, wind data and energy production forecasts; inventions, improvements and other intellectual property; trade secrets; know-how; designs, processes or formulae; drawings; energy price information; software; loan requirements; market or sales information or plans; customer lists; and business plans, prospects and opportunities (such as possible acquisitions or dispositions of land, businesses and facilities) which have been discussed or considered by Employer or its representatives.  Confidential Information includes information developed by Employee in the course of Employee’s employment by Employer, as well as other information to which Employee may have access in connection with Employee’s employment.  Confidential Information also includes the confidential information of others with which Employer has a business relationship.  Notwithstanding the foregoing, Confidential Information does not include information in the public domain, unless due to breach of Employee’s duties.

SECTION 4.         NON-DISCLOSURE

4.1          Maintain Confidentiality.  I shall use best efforts to hold in strictest confidence, protect and safeguard the Confidential Information of First Wind.

4.2          No Unauthorized Use.  Without First Wind’s prior written consent, I shall not use First Wind’s Confidential Information directly or indirectly for any purpose whatsoever, except for the benefit of First Wind and in connection with the performance of my duties for First Wind.

4.3          Non-Disclosure.  Without First Wind’s prior written approval, I shall not disclose, sell, assign, transfer, share, lease or make available First Wind’s Confidential Information to any third party.

4.4          Former Employer Information.  I shall not, during my employment with First Wind, improperly use or disclose any proprietary information or trade secrets of any former employer, concurrent employer or other person or entity with which I have an agreement or duty to keep in confidence, if any, and I shall not bring onto the premises of First Wind any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.

4.5          Court or Agency Order.  If I receive a subpoena, court order or agency order requesting disclosure of First Wind’s Confidential Information, I agree that (i)

before making such disclosure, I will immediately notify First Wind of the subpoena or order, to allow First Wind an opportunity to object to the disclosure, obtain a protective order or seek other appropriate relief; (ii) I shall provide such cooperation and assistance, at First Wind’s expense, as First Wind may reasonably request in any efforts to obtain relief from the subpoena or order; and (iii) I shall take all appropriate steps to limit the amount and scope of Confidential Information disclosed and to protect its confidentiality.

4.6          Third Party Information.  I recognize that First Wind has received and will receive from third parties their confidential or proprietary information subject to a duty on First Wind’s part to maintain the confidentiality of such information and to use it only for certain limited purposes.  I agree to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out my work for First Wind consistent with First Wind’s agreement with such third party.

4.7          Exceptions to Confidentiality Obligations.  The obligations of this Agreement shall not apply to Confidential Information which (i) is or becomes publicly available through no wrongful act or omission of mine or others; (ii) I knew before First Wind disclosed it to me, and which is not subject to a pre-existing confidentiality obligation as evidenced by my written records, maintained in the ordinary course and existing before my First Wind employment; or (iii) I rightfully received from a third party free of any obligation of confidentiality.

SECTION 5.         NON-SOLICITATION

5.1          I shall not, without First Wind’s prior written consent, directly or indirectly (i) hire First Wind employees; (ii) solicit, recruit, induce or otherwise encourage employees of First Wind to terminate their employment with First Wind or to engage in any Competitive Business; (iii) attempt to solicit, recruit, induce or otherwise encourage employees of First Wind to terminate their employment with First Wind or to engage in any Competitive Business; and (iv) solicit or do business with any present, past or prospective customer of First Wind about which I have obtained Confidential Information or with which I had any business contact in the three years preceding the termination of my First Wind employment, other than those customers with which I had a business relationship before becoming employed by First Wind.  This provision shall apply during my employment with First Wind and for a period of two years thereafter.

5.2          Competitive Business Defined.  For purposes of this Agreement, a “Competitive Business” means any person or organization engaged in, or planning to become engaged in, research on or the acquisition, development, production, distribution, marketing or providing of a Competing Product.  A “Competing Product” means any product, process or service of any person or organization other than First Wind, in existence or under development, which relates to the business of developing, constructing, operating or owning a wind energy facility and is (i) identical to, substantially the same as, or an adequate substitute for any product, process or service of First Wind, in existence or under development, on which I have worked during the last three years of my employment with First Wind or about which I have acquired Confidential Information, and (ii) is (or could reasonably be anticipated to be) marketed or distributed in such a manner and in such a geographic area as to actually compete with such product, process or service of First Wind.

SECTION 6.                            ENFORCEMENT OF NON-SOLICITATION PROVISION

6.1          Purpose of Restriction.  I understand that the non-solicitation obligations in this Agreement are not meant to prevent me from earning a living or pursuing my career.  Their purpose is to prevent any Competitive Business from gaining any unfair advantage from my knowledge of Confidential Information or my use of First Wind’s good will.  I further acknowledge and agree that the time and scope limitations of my obligations are reasonable and necessary to protect First Wind’s Confidential Information and good will, and that based on my education, training and background I will not be precluded from gainful employment and will be able to maintain an adequate standard of living if I comply with those obligations during the period described above.  If I become unemployed subsequent to the effective date of this Agreement, I will diligently pursue other employment opportunities that are consistent with my obligations under this Agreement and with my general skills and interests.

6.2          Scope of Restrictions.  The non-solicitation covenants contained in this Agreement shall be construed as a series of separate covenants.  Each of these covenants shall be deemed identical to their corresponding non-solicitation restrictions.  If, in any judicial proceeding, a court refuses to enforce any of the separate covenants (or any part thereof), then the unenforceable covenant (or part) shall be eliminated or “blue penciled” from this Agreement to the extent necessary to permit the remaining covenants (or portions thereof) to be enforced.  If any provisions of the non-solicitation restrictions are deemed to exceed the time or scope limitations permitted by applicable law, then such provisions shall be reformed to the maximum time or scope limitations permissible.  First Wind expressly reserves the right to limit the scope of these covenants unilaterally to ensure enforcement.

6.3          Extended Duration for Violations.  I agree that the duration of my non-solicitation obligations hereunder shall be extended by the period of time in which I am in breach of those obligations.

6.4          Extended Duration During Lawsuit.  I further agree that the duration of my non-solicitation obligations hereunder shall be extended and their expirations tolled upon the filing of any lawsuit challenging the validity or enforceability of the Agreement until the lawsuit is finally resolved and all rights of appeal have expired.

SECTION 7.         INVENTIONS AND OTHER WORKS

I shall promptly disclose in writing to First Wind all inventions, improvements, methods, developments, discoveries and original works, whether or not patentable or copyrightable, which I conceive or make solely or jointly during my employment with First Wind or within six (6) months thereafter and which (i) result from the use of First Wind’s time, methods or facilities; (ii) result from or are suggested by my work for First Wind; or (iii) relate to First Wind’s present or demonstrably planned business, research or development (collectively, “Proprietary Works”).  I agree to assign and do assign to First Wind or its nominee all my rights, titles and interests in and to these Proprietary Works.  I shall make and maintain adequate written records of all such Proprietary Works, which shall remain First Wind’s property.  All copyrightable Proprietary Works shall be considered to be “works made for hire” under the U.S. Copyright Act for First Wind’s benefit.  At First Wind’s request, I shall execute and deliver to First Wind any and all applications, assignments or other instruments and perform such other acts to assist First Wind in applying for and obtaining patents, copyrights and other intellectual property rights recognized by the U.S. or any foreign country or to otherwise protect First Wind’s interests therein.  The obligations set forth in this Section shall continue beyond the termination of my employment with First Wind and shall be binding upon my assigns, executors, administrators and other legal representatives.

SECTION 8.         PRIOR INVENTIONS AND OTHER WORKS

I represent and covenant that there are no inventions, improvements, methods, developments, discoveries or original works, whether or not patentable or copyrightable, which I conceived or made solely or jointly prior to my employment with First Wind and which I intend to exclude from this Agreement, except as listed in Attachment A.

SECTION 9.         OBLIGATIONS TO OTHER EMPLOYERS

I have disclosed any and all contractual obligations I may still owe my former or concurrent employers, including but not limited to non-disclosure, non-competition and non-solicitation agreements, as listed in Attachment B.

SECTION 10.       NOTICE TO RECRUITERS AND NEW EMPLOYER

I shall provide a copy of this Agreement to all recruiters, employment agencies, employment consultants, and/or prospective employers when I first seek employment with or through them.  I understand that by making any new employer aware of the provisions of this Agreement, the new employer may take such action as necessary or appropriate to avoid my breaching the provisions of this Agreement and to indemnify me in the event of a breach.

SECTION 11.       RETURN OF PROPERTY

Upon the termination of my employment with First Wind, or upon request by First Wind at any earlier time, I shall return all property belonging to First Wind, including but not limited to any and all keys, identification and access cards, vehicles, office equipment, computers, copiers, fax machines, telephones, computer programs, data, documentation, memoranda, notes, records, manuals, or other items or documents (including all copies thereof) pertaining to First Wind’s business or my employment.  If I have in my possession, custody or control any materials containing Confidential Information, I shall within three (3) days of the termination of my employment with First Wind, either (i) return all such materials to First Wind, or (ii) provide to First Wind a certification attesting that I have destroyed all copies of such Confidential Information.

SECTION 12.       TERMINATION OF ACCESS

Upon the termination of my employment with First Wind, or upon request by First Wind at any earlier time, I shall not access or attempt to access First Wind’s internal or restricted premises, records, files, databases, networks, websites or communications, including email and voicemail, except as permitted by applicable laws.

SECTION 13.       INJUNCTIVE RELIEF AND OTHER REMEDIES

13.1        Injunctions.  I acknowledge and agree that (i) any breach or threatened breach of this Agreement would cause irreparable harm to First Wind, and (ii) monetary damages alone would not be an adequate remedy because they would be difficult or impossible to measure in a timely manner.  Therefore, I further acknowledge and agree that in the case of any breach or threatened breach of this Agreement First Wind shall be entitled to injunctive relief in addition to any other available rights and remedies.

13.2        Discipline.  If I breach the terms of this Agreement while I am still employed by First Wind, I understand that First Wind may take disciplinary actions against me, up to and including the termination of my employment.

13.3        Attorneys’ Fees.  If I am found to have breached this Agreement, First Wind will be entitled to collect from me its damages, plus the costs and reasonable attorneys’ fees First Wind incurred in seeking to enforce this Agreement.

SECTION 14.       GENERAL PROVISIONS

14.1        Amendments and Modifications.  No amendment to or modification of this Agreement will be effective unless in writing signed by the party to be charged.

14.2        Changes in Employment.  I acknowledge and agree that this Agreement shall be binding upon me regardless of whether (i) my employment continues for any length of time hereafter, (ii) there are any subsequent changes in my duties, salary or compensation, or (iii) my employment is terminated by First Wind or me or both, for any reason or no reason at all.

14.3        Common Law Obligations Remain.  This Agreement shall not supersede, replace or diminish my common law obligations to First Wind as my current or former employer.  Those common law obligations continue with the same force and effect during and after my employment with First Wind, regardless of the reason for termination, and are in addition to the obligations set forth in this Agreement.

14.4        Forum.  All disputes arising under this Agreement shall be brought exclusively in the federal or state courts of the Commonwealth of Massachusetts.  I hereby agree to submit to the jurisdiction of such court and that venue is proper in the district or county wherein an office of First Wind is located.

14.5        Governing Law.  This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the                               (state of employment, without regard to its conflict of laws principles.

14.6        Interpretation.  This Agreement shall be construed in accordance with the intent of the parties and not strictly for or against any party.

14.7        Merger and Bar.  This Agreement sets forth the entire agreement and understanding between me and First Wind concerning the subject matter herein.  This Agreement merges with, supersedes and bars all prior agreements, promises and representations, whether oral or written, express or implied, to the extent they contradict or conflict with the provisions hereof.

14.8        Severability.  Any term or provision of this Agreement that is held to be invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of that invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.

14.9        Successors and Assigns.  This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will inure to the benefit of First Wind, its successors and assigns.

14.10      Survivability.  My covenants and obligations under this Agreement will survive the termination of my employment with First Wind, unless otherwise expressly stated herein.

14.11      Waiver.  No waiver of any rights under this Agreement shall be effective unless expressed in writing by the party to be charged.  The waiver by First Wind of a breach of any provision of this Agreement shall not operate or be construed as a wavier of any subsequent breach.

14.12      Waiver of Jury Right.  Any dispute under this Agreement shall be tried by the court without a jury.  By entering into this Agreement, I acknowledge that I am expressly waiving my right to a jury trial on any dispute arising out of this Agreement.

IN WITNESS WHEREOF, I have accepted and executed this Agreement as of the              day of                         , 2010.

EMPLOYEE

Signature:

Name (printed):

Title:

FIRST WIND ENERGY, LLC

By:

Name (printed):	Paul Gaynor

Title:	CEO

Attachment A

I created, made or possess an interest in the following inventions or other works which pre-existed my employment with First Wind and which are not subject to this Agreement:

Attachment B

I am subject to the following contractual obligations, including confidentiality and non-solicitation, if any, which existed prior to my employment with First Wind: